Exhibit 99.1

Endo Announces Certain Preliminary Financial Results for
Third-Quarter 2017 and Affirms Selected 2017 Financial Guidance

Company Also Comments on Status of VASOSTRICT® (vasopressin injection, USP)

DUBLIN, October 30, 2017 -- Endo International plc (NASDAQ: ENDP) today announced certain preliminary results for the quarter ended September 30, 2017, including expected: (i) revenues of approximately $785 million; (ii) reported (GAAP) net loss attributable to Endo of approximately $100 million; (iii) adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations of approximately $370 million; (iv) reported (GAAP) loss per share from continuing operations of approximately $0.45; and (v) adjusted diluted earnings per share (EPS) from continuing operations of approximately $0.85.
Endo also affirmed that for the twelve months ending December 31, 2017, the Company expects revenues to be between $3.38 billion and $3.53 billion. The Company further expects adjusted EBITDA from continuing operations and adjusted diluted EPS from continuing operations to be at the upper end of the 2017 financial guidance ranges provided in August of $1.48 billion to $1.56 billion and $3.35 to $3.65, respectively. The Company will provide further details on its complete 2017 financial guidance and assumptions when it reports third-quarter 2017 earnings on November 9, 2017.
In addition, Endo announced the Company’s intention to aggressively defend and protect its VASOSTRICT® (vasopressin injection, USP) product franchise and intellectual property, including seeking to prevent the unapproved, non-sterile-to-sterile bulk compounding of vasopressin through a previously announced lawsuit filed by certain of its subsidiaries against the U.S. Food and Drug Administration (FDA) on October 26, 2017. The Company is unaware of any unapproved, non-sterile-to-sterile compounding facilities currently selling or distributing a vasopressin injection product. VASOSTRICT® remains the only FDA-approved vasopressin injection product indicated to increase blood pressure in adults with vasodilatory shock (e.g., post-cardiotomy or sepsis) who remain hypotensive despite fluids and catecholamines.
During the third-quarter 2017, the U.S. Patent and Trademark Office (PTO) issued to Endo’s Par Pharmaceutical operating company three new patents relating to VASOSTRICT® (vasopressin injection, USP) 20 units/mL. The PTO issued U.S. Patent Nos. 9,744,209; 9,744,239; and 9,750,785, all of which have expiration dates of January 30, 2035. All three patents have been listed in the FDA Approved Drug Products with Therapeutic Equivalence Evaluations, commonly known as the Orange Book. Par now holds five VASOSTRICT® patents listed in the Orange Book, including U.S. Patent Nos. 9,375,478 and 9,687,526, which also have expiration dates of January 30, 2035.
Important Information About VASOSTRICT® (vasopressin injection, USP)
VASOSTRICT® is contraindicated in patients with known allergy or hypersensitivity to 8-L-arginine vasopressin or chlorobutanol. Use in patients with impaired cardiac response may worsen cardiac output. The most common adverse reactions include decreased cardiac output, bradycardia, tachyarrhythmias, hyponatremia and ischemia. These highlights do not include all the information needed to use VASOSTRICT® safely and effectively. For full prescribing information, visit www.parsterileproducts.com.

SUPPLEMENTAL FINANCIAL INFORMATION
The financial data contained in this press release are unaudited, preliminary, based upon Endo’s good faith estimates and subject to completion of Endo’s financial closing procedures. While Endo expects that its final financial results for the three months ended September 30, 2017, following the completion of its financial closing procedures, will generally be consistent with the amounts provided in this press release, Endo’s actual results may differ materially from these estimates as a result of the completion of its financial closing procedures, as well as final adjustments and other developments that may arise between now and the time that its financial results for the three months ended September 30, 2017 are finalized, including adjustments that could be made for income taxes, asset impairments, contingent consideration adjustments, legal settlements, adjustments to inventory and other charges. Endo expects to issue its earnings release for the three and nine months ended September 30, 2017 on November 9, 2017.
To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP financial measures. For additional information on the Company's use of such non-GAAP financial measures, refer to Endo’s Current Report on Form 8-K furnished today to the Securities and Exchange Commission, which includes an explanation of the Company's reasons for using non-GAAP measures.
The tables below provide reconciliations of certain of our non-GAAP financial measures to their most directly comparable GAAP amounts. Refer to the "Notes to the Reconciliations of GAAP and Non-GAAP Financial Measures" section below for additional details regarding the adjustments to the non-GAAP financial measures detailed throughout this Supplemental Financial Information section.
Reconciliation of Adjusted EBITDA (non-GAAP)
Adjusted EBITDA is a non-GAAP financial measure. For additional information on the Company's use of Adjusted EBITDA, refer to the Company's Current Report on Form 8-K furnished today to the Securities and Exchange Commission, which includes an explanation of the Company's reasons for using.
Net loss attributable to Endo International plc is determined in accordance with U.S. GAAP.
The following table provides a reconciliation of preliminary Net loss attributable to Endo International plc (GAAP) to preliminary Adjusted EBITDA (non-GAAP) for the three months ended September 30, 2017 (in millions):

Three Months Ended September 30, 2017
Net loss attributable to Endo International plc (GAAP)	$(100)
Income tax benefit	(28)
Interest expense, net	128
Depreciation and amortization (1)	183
EBITDA (non-GAAP)	183

Separation benefits and other restructuring (2)	81
Certain litigation-related and other contingencies, net (3)	(13)
Asset impairment charges (4)	95
Acquisition-related and integration costs (5)	1
Fair value of contingent consideration (6)	15
Share-based compensation	13
Other income, net (7)	(2)
Discontinued operations, net of tax (8)	(3)
Adjusted EBITDA (non-GAAP)	$370

Reconciliation of Adjusted Diluted Earnings per Share (EPS) from Continuing Operations (non-GAAP)
Adjusted diluted EPS from continuing operations is a non-GAAP financial measure. For additional information on the Company's use of Adjusted diluted EPS from continuing operations, refer to the Company's Current Report on Form 8-K furnished today to the Securities and Exchange Commission, which includes an explanation of the Company's reasons for using.
Diluted loss per share from continuing operations is determined in accordance with U.S. GAAP.
The following table provides a reconciliation of preliminary Diluted loss per share from continuing operations (GAAP) to preliminary Adjusted diluted EPS from continuing operations (non-GAAP) for the three months ended September 30, 2017:

Three Months Ended September 30, 2017
Diluted loss per share from continuing operations (GAAP)	$(0.45)
Separation benefits and other restructuring (2)	0.35
Certain litigation-related and other contingencies, net (3)	(0.07)
Asset impairment charges (4)	0.42
Fair value of contingent consideration (6)	0.07
Amortization of intangible assets (9)	0.72
Tax adjustments (10)	(0.19)
Adjusted diluted EPS from continuing operations (non-GAAP)	$0.85
Preliminary weighted average shares for GAAP and non-GAAP purposes were 223 million and 224 million, respectively, for the three months ended September 30, 2017.
Notes to the Reconciliations of GAAP and Non-GAAP Financial Measures

(1)
Unaudited preliminary depreciation and amortization per the Adjusted EBITDA reconciliation does not include certain depreciation amounts reflected in other lines of the reconciliation, including Separation benefits and other restructuring.

(2)	Unaudited preliminary adjustments for separation benefits and other restructuring included the following (in millions):

Three Months Ended September 30, 2017
Separation benefits and other	$21
Accelerated depreciation and product discontinuation	60
Total	$81

(3)	To exclude preliminary litigation-related settlement charges, reimbursements and certain settlements related to intellectual property suits previously filed by our subsidiaries.

(4)
To exclude preliminary pre-tax, non-cash, intangible asset and property, plant and equipment impairment charges. During the third quarter of 2017, we recorded total pre-tax, non-cash impairment charges of approximately $95 million, approximately $17 million of which relates to property, plant and equipment charges related to our previously announced restructuring initiatives and held-for-sale accounting for Somar. The remaining preliminary charges during the third quarter largely relate to market conditions impacting the recoverability of certain indefinite and finite-lived intangible assets in our U.S. Generic Pharmaceuticals and U.S. Branded Pharmaceuticals segments.

(5)	To exclude preliminary acquisition and integration-related costs related to various past acquisitions.

(6)	To exclude the preliminary impact of changes in the fair value of contingent consideration resulting from changes in market conditions impacting the commercial potential of the underlying products.

(7)	To exclude preliminary Other income, net expected to be included in the Condensed Consolidated Statement of Operations.

(8)	To exclude the preliminary results of the businesses reported as discontinued operations, net of tax in the Condensed Consolidated Statement of Operations.

(9)	To exclude preliminary amortization expense for commercial intangible assets.

(10)
Adjusted income taxes are calculated by tax effecting adjusted pre-tax income and permanent book-tax differences at the applicable effective tax rate that will be determined by reference to statutory tax rates in the relevant jurisdictions in which the Company operates. Adjusted income taxes include current and deferred income tax expense commensurate with the non-GAAP measure of profitability.

As previously disclosed, during the second quarter of 2016, Endo recorded a discrete GAAP tax benefit of $636 million arising from outside basis differences generated as part of a legal entity restructuring. This benefit and the associated component of the 2016 U.S. federal return to provision adjustment recorded in the third quarter of 2017 were excluded from our adjusted effective tax rate in accordance with the Company’s non-GAAP accounting policy.
Non-GAAP Financial Measures
The Company utilizes certain financial measures that are not prescribed by or prepared in accordance with accounting principles generally accepted in the U.S. (GAAP). These Non-GAAP financial measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted earnings per share amounts. Despite the importance of these measures to management in goal setting and performance measurement, we stress that these are Non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, Non-GAAP adjusted EBITDA and Non-GAAP adjusted net income from continuing operations and its components (unlike U.S. GAAP net income from continuing operations and its components) may not be comparable to the calculation of similar measures of other companies. These Non-GAAP financial measures are presented solely to permit investors to more fully understand how management assesses performance. Investors are encouraged to review the reconciliations of the non-GAAP financial measures used in this press release to their most directly comparable GAAP financial measures. However, the Company does not provide reconciliations of projected non-GAAP financial measures to GAAP financial measures, nor does it provide comparable GAAP financial measures for such non-GAAP financial measures. The Company is unable to provide such reconciliations without unreasonable efforts due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that could be made for income taxes, asset impairments, contingent consideration adjustments, legal settlements, loss on extinguishment of debt, adjustments to inventory and other charges reflected in the reconciliation of historic numbers, the amount of which could be significant. See Endo's Current Report on Form 8-K furnished today to the Securities and Exchange Commission for an explanation of Endo's non-GAAP financial measures.
About Endo International plc
Endo International plc (NASDAQ: ENDP) is a highly focused generics and specialty branded pharmaceutical company delivering quality medicines to patients in need through excellence in development, manufacturing and commercialization. Endo has global headquarters in Dublin, Ireland, and U.S. headquarters in Malvern, PA. Learn more at www.endo.com.

Cautionary Note Regarding Forward-Looking Statements
Certain information in this press release may be considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and any applicable Canadian securities legislation, including, but not limited to the statements relating to expected revenues, reported (GAAP) net loss attributable to Endo, Adjusted EBITDA, reported (GAAP) loss per share from continuing operations, Adjusted EPS and Endo’s intent to defend and protect its product franchise and intellectual property and other statements that refer to expected, estimated or anticipated future results. Because forecasts are inherently estimates that cannot be made with precision, Endo’s performance at times differs materially from its estimates and targets, and Endo cannot conclude on its actual results until the completion of its financial closing procedures for the applicable period. All forward-looking statements in this press release reflect Endo's current expectations of future events based on information available to Endo as of the date of this press release. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Endo's expectations and projections. We cannot predict the outcome of litigation. Risks and uncertainties include, among other things, the completion of the Company’s financial closing procedures; general industry and market conditions; technological advances and patents attained by competitors; challenges inherent in the research and development and regulatory processes, including regulatory decisions, product recalls, withdrawals and other unusual items; challenges related to product marketing, such as the unpredictability of market acceptance for new products and/or the acceptance of new indications for such products; inconsistency of treatment results among patients; potential difficulties in manufacturing; the outcome of litigation, settlement discussions or other adverse proceedings; general economic conditions; and governmental laws and regulations affecting domestic and foreign operations. Endo expressly disclaims any intent or obligation to update these forward-looking statements except as required by law. Additional information concerning these and other risk factors can be found in Endo’s periodic reports filed with the U.S. Securities and Exchange Commission and in Canada on the System for Electronic Data Analysis and Retrieval (“SEDAR”), including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K.

Endo International plc:

Investors/Media:	Media:	Investors:
Stephen Mock	Heather Zoumas-Lubeski	Nina Goworek
(845) 364-4833	(484) 216-6829	(484) 216-6657
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